EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact: Mark Roberts Vice President Finance (413) 568-9141

WORONOCO BANCORP, INC. REPORTS 19% GROWTH IN DILUTED EARNINGS PER

SHARE AND DECLARES CASH DIVIDEND OF $0.19 PER SHARE

WESTFIELD, MA—JANUARY 22, 2004—Woronoco Bancorp, Inc. (the “Company”) (AMEX:WRO), the holding company for Woronoco Savings Bank (the “Bank”), reported net income of $1.6 million, or $0.43 per diluted share, for the quarter ended December 31, 2003 compared to $1.3 million, or $0.36 per diluted share, for the same quarter last year. The 2003 results include net gains of $261,000 from loan sales and $96,000 from trading activities. In comparison, the earnings for the fourth quarter of 2002 were affected by net gains of $992,000 from loan sales and $815,000 from the sale of two supermarket branches and net losses of $2.1 million from trading account activities and $66,000 from sales of securities available for sale. Several other factors contributed to the 19.4% improvement in diluted earnings per share including growth in average loans, investment securities and core deposits and expansion in fee income, somewhat offset by net interest margin compression. The Company also announced a cash dividend of $0.19 per share, payable on March 5, 2004 to shareholders of record as of the close of business on February 12, 2004.

Total assets rose $90.5 million, or 12.8%, to $796.1 million at December 31, 2003 from $705.6 million at December 31, 2002 primarily reflecting growth in net loans and investment securities, funded by increases in deposits and borrowings. Total net loans rose 5.9% largely due to strong loan origination activity and purchases of adjustable rate residential mortgages, partially offset by significant prepayments in the existing portfolio as well as loan sales. Core deposits, which exclude brokered deposits and certificates of deposit, grew $18.9 million, or 8.8%.

“We are pleased to be able to announce another quarter of improved financial performance”, commented Cornelius D. Mahoney, Chairman, President and CEO. Mr. Mahoney further pointed out that “while we are proud of our progress, our focus remains centered on enhancing shareholder and franchise value.”

Financial highlights include:

•	The dividend has risen $0.04, or 26.7%, to $0.19 per share in the fourth quarter of 2003 from $0.15 in the fourth quarter of 2002. The current dividend yield is approximately 2.1% based upon an annualized dividend of $0.76 per share and a closing stock price of $36.25 at December 31, 2003.

•	Book value per share increased $0.82, or 3.9%, to $21.68 at December 31, 2003 from $20.86 at December 31, 2002. The capital position at December 31, 2003 remains strong with an equity-to-assets ratio of 9.89%.

•	Net loan growth for the year ended December 31, 2003 was driven by strong loan origination volume ($192 million) and loan purchases ($34 million), mitigated to some extent by refinancing and prepayment activity ($163 million) and loan sales ($40 million). The loan sales should help reduce the Company’s exposure to interest rate risk while improving liquidity. The Company will continue to evaluate the sale of additional longer-term, lower coupon, fixed rate mortgages.

•	Asset quality remained outstanding at quarter end with the non-performing assets-to-total assets ratio at 0.05%.

•	Reserve coverage was solid at December 31, 2003 with reserves-to-total loans at 0.65% and reserves-to-non-performing loans at 787%. Net charge-offs as a percentage of average interest-earning loans were negligible at 0.01% in 2003.

•	The trading securities portfolio was liquidated during 2003 as a result of favorable market conditions. The Company recognized net gains of $608,000 from trading activities.

•	Deposit growth, excluding brokered certificates of deposit, was approximately 12.2% in 2003 reflecting the success of several strategies designed to attract and retain customers including the promotion of several relationship banking packages, the establishment of a new full-service branch and an enhanced focus on traditional branching as a result of the sale of the supermarket facilities.

•	The cost of deposits, excluding brokered deposits, declined 53 basis points to 1.31% in the fourth quarter of 2003 compared to 1.84% for the same period in 2002 primarily resulting from growth in core deposit balances as well as the lower interest rate environment.

•	Net interest margin compressed to 2.75% for the fourth quarter of 2003 compared to 3.26% for the same period in 2002 largely attributable to lower market rates of interest. The lower interest rate environment led to significant levels of loan prepayments and refinancings as well as accelerated cash flows and premium amortization in the existing mortgage-backed securities portfolio. The proceeds from these activities were used to support loan growth and to purchase investment securities at lower yields. In addition, a portion of the Company’s existing interest-sensitive assets repriced to reduced rates. The margin stabilized in comparison to the third quarter of 2003.

•	Non-interest income to average assets rose to 0.73% for the quarter ended December 31, 2003 from 0.65% in 2002 due to strong expansion in fee income. Successful efforts to enhance the non-interest income base have helped diversify the Company’s revenue stream and reduce its dependence on net interest income.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its 9 branch offices located in Hampden and Hampshire Counties in Western Massachusetts. Through its partnership with Infinex Financial Group, the Bank offers access to a full range of investment products, including stocks, bonds, mutual funds and annuities. The Bank also offers a full line of property and casualty insurance products and various life insurance and group life, group health and accident insurance products for individuals and commercial clients through its insurance subsidiary Keyes, Mattson & Agan. For more information regarding the Bank’s products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit our web site at www.woronoco.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Attached are consolidated balance sheets, consolidated statements of income, and selected financial data and ratios. The condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K, which will be filed on or about March 15, 2004.

WORONOCO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	December 31,
Assets	2003	2002

Cash and due from banks	$18,110	$17,600
Interest-bearing deposits	1,069	731
Federal funds sold	7,115	9,470

Cash and cash equivalents	26,294	27,801

Trading securities	—	16,284
Securities available for sale, at fair value	233,376	155,306
Federal Home Loan Bank stock, at cost	15,373	13,795

Loans:
Residential mortgages	330,517	305,100
Commercial mortgages	71,998	73,271
Consumer loans	89,652	94,698
Commercial loans	14,931	11,136

Total loans	507,098	484,205

Unadvanced loan funds	(6,673)	(11,627)
Net deferred loan costs	817	802
Allowance for loan losses	(3,280)	(3,156)

Loans, net	497,962	470,224

Premises and equipment, net	10,131	10,343
Goodwill and other intangible assets, net	1,835	1,889
Other assets	11,081	9,994

Total assets	$796,052	$705,636

Liabilities and Stockholders’ Equity

Deposits:
Demand	$28,121	$22,388
NOW	60,802	66,944
Money market	60,179	47,500
Savings	83,768	77,120
Brokered deposits	52,232	43,205
Certificates of deposit	134,371	113,493

Total deposits	419,473	370,650

Short-term borrowings	42,466	56,235
Long-term debt	248,598	197,000
Mortgagors’ escrow accounts	1,825	1,597
Accrued expenses and other liabilities	4,947	5,744

Total liabilities	717,309	631,226

Commitments and contingencies

Stockholders’ Equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value; 16,000,000 shares authorized; shares issued: 5,998,860 at December 31, 2003 and December 31, 2002; shares outstanding: 3,631,974 at December 31, 2003 and 3,567,669 at December 31, 2002)	60	60
Additional paid-in capital	60,337	59,020
Unearned compensation	(3,087)	(3,951)
Retained earnings	48,365	44,641
Accumulated other comprehensive income	3,731	5,222
Treasury stock, at cost (2,366,886 shares at December 31, 2003 and 2,431,191 shares at December 31, 2002)	(30,663)	(30,582)

Total stockholders’ equity	78,743	74,410

Total liabilities and stockholders’ equity	$796,052	$705,636

WORONOCO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Interest and dividend income:
Loans, including fees	$6,953	$7,591	$28,578	$30,041
Interest and dividends on securities:
Taxable interest	1,992	1,689	7,263	7,390
Tax exempt interest	246	247	976	981
Dividends	516	738	1,949	3,047
Trading securities	29	—	476	—
Federal funds sold	6	44	47	136
Other	3	36	15	55

Total interest and dividend income	9,745	10,345	39,304	41,650

Interest expense:
Deposits	1,592	1,877	6,692	8,133
Borrowings	3,115	3,196	12,553	12,627

Total interest expense	4,707	5,073	19,245	20,760

Net interest and dividend income	5,038	5,272	20,059	20,890
Provision for loan losses	69	37	173	502

Net interest income, after provision for loan losses	4,969	5,235	19,886	20,388

Non-interest income:
Fee income	1,132	840	3,596	2,689
Insurance commissions	307	298	1,256	814
Gain (loss) on sales, disposition and impairment of securities available for sale, net	—	(66)	580	(136)
Net gain (loss) on trading account activities	96	(2,086)	608	(2,086)
Gain on sales of loans, net	261	992	1,200	1,198
Gain on sale of supermarket branches	—	815	183	815
Penalty for prepayment of FHLB advances	—	—	(539)	—
Gain on derivative instruments and hedging activities	—	—	—	1
Other income	—	4	19	47

Total non-interest income	1,796	797	6,903	3,342

Non-interest expenses:
Salaries and employee benefits	2,557	2,471	9,899	9,159
Occupancy and equipment	536	561	2,067	2,235
Marketing	142	259	667	793
Professional services	284	316	1,408	1,067
Data processing	260	246	1,046	952
Other general and administrative	782	749	2,860	2,851

Total non-interest expenses	4,561	4,602	17,947	17,057

Income before income taxes	2,204	1,430	8,842	6,673
Provision for income taxes	639	167	2,555	1,751

Net income	$1,565	$1,263	$6,287	$4,922

Earnings per share:
Basic	$0.47	$0.39	$1.90	$1.48
Diluted	$0.43	$0.36	$1.77	$1.38

Weighted average shares outstanding:
Basic	3,340,739	3,245,721	3,312,890	3,327,388
Diluted	3,606,343	3,506,201	3,545,847	3,564,254

WORONOCO BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

	Three Months Ended December 31,
	2003		2002
Earnings per share:
Basic	$0.47		$0.39
Diluted	$0.43		$0.36

Performance ratios:
Net interest margin	2.75%		3.26%
Return on average assets	0.79%		0.71%
Return on average equity	8.09%		6.87%
Non-interest income as a percentage of average assets (1)	0.73%		0.65%
Non-interest expenses as a percentage of average assets	2.31%		2.60%

Average balance sheet (in thousands):
Investment securities (includes FHLB stock and trading securities)	$253,418		$190,822
Loans, net	492,508		465,209
Total assets	790,498		707,297
Interest-bearing deposits	392,412		350,382
Borrowings	289,689		254,899
Stockholders’ equity	77,388		73,494

	Years Ended December 31,
	2003		2002
Earnings per share:
Basic	$1.90		$1.48
Diluted	$1.77		$1.38

Performance ratios:
Net interest margin	2.90	%(2)	3.25%
Return on average assets	0.85	%(3)	0.70%
Return on average equity	8.43	%(3)	6.78%
Non-interest income as a percentage of average assets (1)	0.64%		0.51%
Non-interest expenses as a percentage of average assets	2.37%		2.44%

	At December 31,
	2003		2002
Capital and asset quality data:

Book value per share (4)	$21.68		$20.86
Total equity to total assets	9.89%		10.55%
Total non-performing assets and troubled debt restructurings as a percentage of total assets	0.05%		0.16%
Allowance for loan losses as a percentage of total loans (5)	0.65%		0.67%
Allowance for loan losses as a percentage of non-performing loans and troubled debt restructurings	786.57%		285.35%

Banking offices at end of period	9		10

(1)	Excludes gains (losses) on sales of securities, loans and all other transactions.

(2)	Excludes effect of negative adjustment to mortgage-backed securities interest income of $197,000.

(3)	Excludes effect of negative adjustment to mortgage-backed securities interest income of $197,000 and related tax benefit of $57,000.

(4)	Calculation based on shares outstanding of 3,631,974 at December 31, 2003 and 3,567,669 at December 31, 2002.

(5)	Total loans includes loans, less unadvanced loan funds, plus deferred loan costs, net.